Exhibit 99.1

Investor Contact:	Press Contact:
Frank Gordon	Brian Beades
212.810.5858	212.810.5596

BlackRock Kelso Capital Corporation Announces Financial Results for the Quarter and
Year Ended December 31, 2009
2009 Full Year Net Investment Income of $1.36 per Share

New York, New York, March 10, 2010 - BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso Capital” or the “Company”) announced today financial results for the quarter and year ended December 31, 2009.

HIGHLIGHTS:

Investment Portfolio:  $852.5 million
Net Assets:  $539.6 million
Net Indebtedness (borrowings less cash and cash equivalents):  $290.2 million
Net Asset Value per share:  $9.55

Portfolio Activity for the Quarter Ended December 31, 2009:
Cost of investments during period:  $8.6 million
Sales, repayments and other exits during period:  $56.0 million

Portfolio Activity for the Year Ended December 31, 2009:
Cost of investments during period:  $46.8 million
Sales, repayments and other exits during period:  $128.2 million
Number of portfolio companies at end of period:  57

Operating Results for the Quarter Ended December 31, 2009:
Net investment income per share:  $0.09
Dividends declared per share:  $0.32
Net increase in net assets from operations per share:  $0.29
Net investment income:  $5.0 million
Net realized and unrealized gains:  $11.4 million
Net increase in net assets from operations:  $16.3 million

Operating Results for the Year Ended December 31, 2009:
Net investment income per share:  $1.36
Dividends declared per share:  $0.80
Net increase in net assets from operations per share:  $1.20
Net investment income:  $76.1 million
Net realized and unrealized losses:  ($8.8) million
Net increase in net assets from operations:  $67.2 million

Portfolio and Investment Activity

During the three months ended December 31, 2009, we invested $8.6 million across existing portfolio companies.  This compares to investing $13.9 million across one new and several existing portfolio companies for the three months ended December 31, 2008.  Sales and repayments of investment principal totaled $56.0 million during the three months ended December 31, 2009, versus $8.2 million during the three months ended December 31, 2008.

During the year ended December 31, 2009, we invested $46.8 million across existing portfolio companies.  This compares to investing $197.3 million across seven new and several existing portfolio companies for the year ended December 31, 2008.  Additionally, we received proceeds from sales/repayments of investment principal of approximately $128.2 million and $120.3 million for the years ended December 31, 2009 and 2008, respectively.

At December 31, 2009, our portfolio consisted of 57 portfolio companies and was invested 59% in senior secured loans, 30% in unsecured or subordinated debt securities, 6% in senior secured notes, 5% in equity investments and less than 1% in cash and cash equivalents.  This compares to 61% in senior secured loans, 28% in unsecured or subordinated debt securities, 6% in senior secured notes, 3% in equity investments and 2% in cash and cash equivalents at December 31, 2008.  Our average portfolio company investment at amortized cost was approximately $18.5 million at December 31, 2009, versus $19.6 million at December 31, 2008.  At December 31, 2009, 3.5% of our total debt investments at fair value (or 6.5% at amortized cost) were on non-accrual status.

The weighted average yields of the debt and income producing equity securities in our portfolio at their current cost basis were 11.2% at December 31, 2009 and 11.0% at December 31, 2008.  The weighted average yields on our senior secured loans and other debt securities at their current cost basis were 9.4% and 14.2%, respectively, at December 31, 2009, versus 10.2% and 12.2% at December 31, 2008.  Yields exclude common equity investments, preferred equity investments with no stated dividend rate, short-term investments and cash and cash equivalents.

At December 31, 2009, we had $6 million in cash and cash equivalents and $249 million available under our senior secured, multi-currency credit facility.

Results of Operations

Results comparisons are for the quarters and years ended December 31, 2009 and 2008.

Investment Income

Investment income totaled $30.3 million and $124.9 million, respectively, for the three months and year ended December 31, 2009, compared to $35.2 million and $143.2 million for the three months and year ended December 31, 2008.  The decrease in investment income for the three months and year ended December 31, 2009 primarily reflects a reduction in the size of our portfolio due to sales and repayments, as well as the impact of lower levels of the London Interbank Offered Rate, or LIBOR, on our floating rate debt investments, which generally bear interest based on LIBOR.  Total investments at their current cost and borrowings were $1.05 billion and $0.3 billion at December 31, 2009, compared to $1.24 billion and $0.4 billion at December 31, 2008, respectively.  Three-month LIBOR averaged 0.27% and 0.69% during the three months and year ended December 31, 2009, respectively, compared to 2.77% and 2.93% during the three months and year ended December 31, 2008.

Expenses

Expenses, including taxes, for the three months and year ended December 31, 2009 were $25.3 million and $48.8 million, respectively, versus $12.1 million and $48.1 million for the three months and year ended December 31, 2008.   Of these totals, for both the three months and year ended December 31, 2009, $16.8 million of incentive management fees were incurred for the first time since 2007, due to continued strong investment earnings, without the substantial net capital depreciation that had occurred in prior periods.  In addition, for the three months and year ended December 31, 2009, $1.4 million and $6.4 million, respectively, were interest and other credit facility expenses, versus $4.8 million and $18.7 million for the three months and year ended December 31, 2008.  Expenses also consist of base management fees, investment advisor expenses, professional fees, administrative services expense, amortization of debt issuance costs, insurance expenses, director fees and miscellaneous other expenses.  The decrease in interest expense and fees related to the credit facility for the three months and year ended December 31, 2009 is mainly a result of reduced borrowing levels and lower prevailing levels of LIBOR.  The decrease in base management fees for the three months and year ended December 31, 2009 reflects a decline in the quarterly portfolio values on which the fees are paid (in arrears).  Other general and administrative expenses were generally lower than in the prior periods due to the reduced level of new investment originations.

Net Investment Income

Net investment income totaled $5.0 million and $76.1 million, or $0.09 per share and $1.36 per share, respectively, for the three months and year ended December 31, 2009.  For the three months and year ended December 31, 2008, net investment income totaled $23.0 million and $95.1 million, or $0.42 per share and $1.76 per share, respectively.

Net Realized Gain or Loss

Total net realized gain or loss for the three months and year ended December 31, 2009 were losses of ($45.4) million and ($110.2) million, respectively, compared to gains of $7.4 million and $6.1 million for the three months and year ended December 31, 2008.  The net realized loss resulted primarily from the disposition or restructuring of certain investments.  Substantially all of the net realized loss represents amounts that had been reflected in unrealized depreciation on investments in prior periods.  Foreign currency losses of ($1.2) million and ($3.7) million for the three months and year ended December 31, 2009, respectively, mainly represent losses on forward currency contracts used to hedge our investments denominated in foreign currencies.

Net Unrealized Appreciation or Depreciation

For the three months and year ended December 31, 2009, the net change in unrealized appreciation or depreciation on the Company’s investments and foreign currency translation was a decrease in net unrealized depreciation of $56.7 million and $101.4 million, respectively, versus an increase in net unrealized depreciation of ($134.6) million and ($251.7) million for the three months and year ended December 31, 2008.  The decrease in net unrealized depreciation on investments for the three months and year ended December 31, 2009 includes $46.1 million and $105.9 million relating to reversals of prior period net unrealized depreciation as a result of investment restructurings and dispositions.  Net unrealized depreciation was ($207.9) million at December 31, 2009 and ($309.3) million at December 31, 2008.  The decrease in net unrealized depreciation for the three months and year ended December 31, 2009 was primarily a result of the reversals described above and improved capital market conditions.  The valuations of our investments were favorably impacted by market-wide decreases in interest yields, as well as increases in multiples used to estimate the fair value of some of our investments.  Market-wide movements and trading multiples are not necessarily indicative of any fundamental change in the condition or prospects of our portfolio companies.

Net Change in Net Assets from Operations

For the three months and year ended December 31, 2009, the net change in net assets from operations was $16.3 million and $67.2 million, or $0.29 per share and $1.20 per share, respectively, compared to ($104.1) million and ($150.5) million, or ($1.88) per share and ($2.78) per share, for the three months and year ended December 31, 2008.  The increases in net assets from operations since December 31, 2008 primarily reflect the decrease in net unrealized depreciation on investments.

Liquidity and Capital Resources

At December 31, 2009, we had $6 million in cash and cash equivalents, $296 million in borrowings outstanding and, subject to leverage restrictions, $249 million available for use under our $545 million senior secured, multi-currency credit facility (the “Facility”), which matures in December 2010.  At December 31, 2009, we were in compliance with regulatory coverage requirements with an asset coverage ratio of 282% and were in compliance with all financial covenants under our credit facility.  In the near term, we expect to meet our liquidity needs through use of the remaining availability under our credit facility and continued cash flows from operations.  In the future, we may raise additional equity or debt capital off our shelf registration statement, among other options.  The primary uses of funds will be investments in portfolio companies, cash distributions to our stockholders, repayment of indebtedness and other general corporate purposes.

As a closed-end investment company regulated as a business development company under the Investment Company Act of 1940 (the “1940 Act”), we are prohibited from selling shares of our common stock at a price below the current net asset value of the stock, or NAV, unless our stockholders approve such a sale and our Board of Directors makes certain determinations.  On February 8, 2010, our stockholders approved a proposal authorizing us to issue shares of our common stock at a price below the then-current NAV, with the approval of our Board of Directors.  The approval expires on February 8, 2011.  In any such case, the price at which our common stock would be issued and sold may not be less than a price, that in the determination of our Board of Directors, closely approximates the market value of such common stock.  Any sale of our common stock at a price below NAV would have a dilutive effect on our NAV.

Through March 9, 2010, sales and repayments of principal in our investment portfolio have totaled $79 million since year-end and borrowings under our credit facility are $251 million as of that date.

Dividends

On March 3, 2010, our Board of Directors declared a dividend of $0.32 per share, payable on April 5, 2010 to stockholders of record at the close of business on March 22, 2010.

Dividends declared to stockholders for the three months and year ended December 31, 2009 totaled $18.1 million, or $0.32 per share, and $44.8 million, or $0.80 per share, respectively.  For the three months and year ended December 31, 2008, dividends declared totaled $23.8 million, or $0.43 per share, and $92.9 million, or $1.72 per share, respectively. Tax characteristics of all dividends will be reported to stockholders on Form 1099 after the end of the calendar year.

We have elected to be taxed as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code.  To maintain our status as a RIC, we must distribute annually to our stockholders at least 90% of our investment company taxable income and at least 98% of our income (both ordinary income and net capital gains) to avoid an excise tax.  We have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements to maintain our qualification as a RIC.  We also intend to make distributions of net realized capital gains, if any, at least annually.  We may, at our discretion, carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income.  For the years ended December 31, 2009 and 2008, we recorded a provision for federal excise taxes of approximately $1.0 million and $0.4 million, respectively.  Excise taxes increased in 2009 due to our conservative approach to dividends during the first three quarters of 2009 in response to the dislocations in the financial markets.  Taxable income carried forward from 2009, currently estimated to be approximately $26 million or $0.46 per share, will be paid out as dividends to stockholders in 2010.

Income we receive from origination, structuring, closing, commitment and other upfront fees associated with investments in portfolio companies is treated as taxable income when received and accordingly, distributed to stockholders.  For the three months and year ended December 31, 2009, there were no such fees.  For the three months and year ended December 31, 2008, these fees totaled zero and $2.6 million, respectively.

Temporary guidance issued by the Internal Revenue Service permits publicly-traded RICs to distribute stock to satisfy their distribution requirements if stated conditions are met.  Our Board of Directors has not yet made a determination whether to utilize the new guidance.

Dividend Reinvestment and Dividend Reinvestment Plan

We maintain an “opt out” dividend reinvestment plan for our common stockholders.  As a result, if we declare a dividend, stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends.  With respect to our dividends declared to stockholders for the years ended December 31, 2009 and 2008, dividends reinvested pursuant to our dividend reinvestment plan totaled $10.1 million and $28.7 million, respectively.

Under the terms of our amended and restated dividend reinvestment plan, dividends may be paid in newly issued or treasury shares of our common stock at a price equal to 95% of the market price on the dividend payment date.  This feature of the plan means that, under certain circumstances, we may issue shares of our common stock at a price below NAV per share, which could cause our stockholders to experience dilution.  With respect to our dividends declared to stockholders for the year ended December 31, 2009, reinvestment at such prices resulted in cumulative dilution of our NAV of approximately $0.13 per share.

Share Repurchase Plan

In August 2008, our Board of Directors approved a share repurchase plan under which we may repurchase up to 2.5% of our outstanding shares of common stock from time to time in open market or privately negotiated transactions.  In May 2009, our Board of Directors approved an extension and increase to the plan which authorized us to repurchase up to an additional 2.5% of our outstanding shares of common stock.  The repurchase plan does not obligate us to acquire any specific number of shares and may be discontinued at any time.  The repurchase plan is expected to be in effect through the earlier of June 30, 2010 or until the approved number of shares has been repurchased.  There were no purchases under the plan during the three months ended December 31, 2009.  During the year ended December 31, 2009, we purchased a total of 583,572 shares of our common stock on the open market for $2.2 million, including brokerage commissions.  Since inception of the repurchase plan through December 31,

2009, we have purchased 961,679 shares of our common stock on the open market for $5.4 million, including brokerage commissions.  At December 31, 2009, the total number of remaining shares authorized for repurchase was 1,794,971.  We are currently holding the shares we repurchased in treasury.

Notice is hereby given in accordance with Section 23(c) of the Investment Company Act of 1940 that from time to time we may purchase shares of our common stock in the open market at prevailing market prices.

Conference Call

BlackRock Kelso Capital will host a webcast/teleconference call at 4:30 p.m. (Eastern Time) on Wednesday, March 10, 2010 to discuss its fourth quarter and full year 2009 financial results.  All interested parties are welcome to participate.  You can access the teleconference by dialing, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 4:30 p.m. and referencing the BlackRock Kelso Capital Corporation Conference Call (ID Number 57417139).  A live, listen-only webcast will also be available via the investor relations section of www.blackrockkelso.com.

Both the teleconference and webcast will be available for replay by 8:00 p.m. on Wednesday, March 10, 2010 and ending at midnight on Wednesday, March 17, 2010.  To access the replay of the teleconference, callers from the United States should dial (800) 642-1687 and callers from outside the United States should dial (706) 645-9291 and enter the Conference ID Number 57417139.  To access the webcast, please visit the investor relations section of www.blackrockkelso.com.

BlackRock Kelso Capital Corporation

 Statements of Assets and Liabilities

	December 31, 2009	December 31, 2008
Assets:
Investments at fair value:
Non-controlled, non-affiliated investments (amortized cost of $963,463,604 and $1,115,354,825)	$810,035,780	$875,633,291
Non-controlled, affiliated investments (amortized cost of $63,942,195 and $64,268,941)	26,793,989	40,015,080
Controlled investments (amortized cost of $27,414,204 and $56,207,945)	9,912,276	11,196,555
Total investments at fair value (amortized cost of $1,054,820,003 and $1,235,831,711)	846,742,045	926,844,926
Cash and cash equivalents	5,048,136	15,024,972
Cash denominated in foreign currencies (cost of $759,760 and $764,413)	759,765	761,299
Unrealized appreciation on forward foreign currency contracts	203,998	717,972
Interest receivable	18,441,527	16,300,537
Dividends receivable	6,620,903	4,161,246
Prepaid expenses and other assets	1,710,105	2,380,988

Total Assets	$879,526,479	$966,191,940

Liabilities:
Payable for investments purchased	$557,483	$1,005,101
Unrealized depreciation on forward foreign currency contracts	—	1,054,165
Credit facility payable	296,000,000	426,000,000
Interest payable on credit facility	959,458	835,491
Dividend distributions payable	18,072,063	19,463,166
Base management fees payable	4,547,129	5,725,029
Incentive management fees payable	16,818,602	—
Accrued administrative services	201,728	170,445
Other accrued expenses and payables	2,807,254	1,643,042

Total Liabilities	339,963,717	455,896,439

Net Assets:

Common stock, par value $.001 per share, 100,000,000 common shares authorized, 57,436,875 and 55,670,594 issued and 56,475,196 and 55,292,487 outstanding	57,437	55,671
Paid-in capital, undistributed net investment income and accumulated net realized gain (loss)	752,801,772	822,726,405
Net unrealized depreciation	(207,870,547)	(309,295,567)
Treasury stock at cost, 961,679 and 378,107 shares held	(5,425,900)	(3,191,008)

Total Net Assets	539,562,762	510,295,501

Total Liabilities and Net Assets	$879,526,479	$966,191,940

Net Asset Value Per Share	$9.55	$9.23

BlackRock Kelso Capital Corporation Statements of Operations	Three months ended December 31, 2009	Three months ended December 31, 2008	Year ended December 31, 2009	Year ended December 31, 2008

Investment Income:
From non-controlled, non-affiliated investments:
Interest	$28,925,250	$33,358,785	$119,051,462	$134,491,870
Dividends	156,452	502,866	1,479,116	1,760,131
Other income	23,571	148,339	23,571	166,777
From non-controlled, affiliated investments:
Interest	586,963	721,505	2,255,171	4,246,547
Dividends	290,392	268,062	1,110,885	1,262,730
Other income	—	50,000	—	50,000
From controlled investments:
Interest and dividends	241,015	131,991	913,852	1,217,658
Other income	50,000	—	50,000	—
Total investment income	30,273,643	35,181,548	124,884,057	143,195,713

Expenses:
Base management fees	4,547,128	5,725,029	18,498,189	22,716,602
Incentive management fees	16,818,602	—	16,818,602	—
Interest and credit facility fees	1,411,908	4,848,573	6,416,888	18,667,097
Investment advisor expenses	437,624	204,985	1,466,563	1,027,135
Professional fees	177,221	314,143	1,126,665	1,775,146
Administrative services	202,312	170,535	807,837	1,037,712
Amortization of debt issuance costs	172,032	171,967	683,552	654,460
Insurance	155,795	139,203	569,201	535,420
Director fees	91,857	11,649	360,095	286,834
Other	261,969	115,220	1,070,904	955,585
Total expenses	24,276,448	11,701,304	47,818,496	47,655,991
Net investment income before excise taxes	5,997,195	23,480,244	77,065,561	95,539,722
Excise tax expense	(1,012,791)	(436,733)	(1,012,791)	(436,733)
Net Investment Income	4,984,404	23,043,511	76,052,770	95,102,989

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	(1,593,060)	(168,876)	(63,987,289)	145,474
Non-controlled, affiliated investments	—	—	12,240	112,783
Controlled investments	(42,556,492)	—	(42,556,492)	—
Foreign currency	(1,238,096)	7,580,460	(3,706,527)	5,869,599
Net realized gain (loss)	(45,387,648)	7,411,584	(110,238,068)	6,127,856
Net change in unrealized appreciation or depreciation on:
Non-controlled, non-affiliated investments	14,767,360	(113,634,154)	86,293,709	(208,150,014)
Non-controlled, affiliated investments	(534,845)	(14,792,839)	(22,969,287)	(22,758,886)
Controlled investments	41,905,139	(2,544,260)	37,584,406	(20,963,931)
Foreign currency translation	604,717	(3,583,526)	516,193	134,604
Net change in unrealized appreciation or depreciation	56,742,371	(134,554,779)	101,425,021	(251,738,227)
Net realized and unrealized gain (loss)	11,354,723	(127,143,195)	(8,813,047)	(245,610,371)
Net Increase (Decrease) in Net Assets Resulting from Operations	$16,339,127	$(104,099,684)	$67,239,723	$(150,507,382)
Net Investment Income Per Share	$0.09	$0.42	$1.36	$1.76
Earnings (Loss) Per Share	$0.29	$(1.88)	$1.20	$(2.78)
Basic and Diluted Weighted-Average Shares Outstanding	56,473,797	55,398,258	55,923,757	54,043,069
Dividends Declared Per Share	$0.32	$0.43	$0.80	$1.72

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company formed in early 2005 by its management team, BlackRock, Inc. and principals of Kelso & Company, to provide debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments.  The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-Looking Statements

This press release, and other statements that BlackRock Kelso Capital may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Kelso Capital’s future financial or business performance, strategies or expectations.  Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Kelso Capital cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made, and BlackRock Kelso Capital assumes no duty to and does not undertake to update forward-looking statements.  Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Kelso Capital's Securities and Exchange Commission (“SEC”) reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (11) the ability of our investment advisor to attract and retain highly talented professionals; (12) fluctuations in foreign currency exchange rates; and (13) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Kelso Capital’s Annual Report on Form 10-K for the year ended December 31, 2009 to be filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Kelso Capital’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com.  The information contained on our website is not a part of this press release.

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